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Exhibit 10.8

            , 2001

PROXY AGREEMENT

WITH RESPECT TO CAPITAL STOCK

OF

COMVERSE INFOSYS TECHNOLOGY, INC.

Table of Contents
PROXY AGREEMENT
WITH RESPECT TO CAPITAL STOCK
OF
COMVERSE INFOSYS TECHNOLOGY, INC.

PROXY AGREEMENT
WITH RESPECT TO CAPITAL STOCK
OF
COMVERSE INFOSYS TECHNOLOGY, INC.

This Proxy Agreement ("Agreement") is made this            day of                        20    by and between Comverse Technology Inc., a New York corporation ("CTI"); Comverse Infosys Inc., a Delaware corporation (the "Shareholder"); Comverse Infosys Technology, Inc., a Delaware corporation (the "Cleared Corporation"); Robert T. Marsh, Robert W. Bazley, and John J. Welch, Jr. and their successors appointed as provided in the Agreement (each individually a "Proxy Holder" and collectively the "Proxy Holders"), and the United States Department of Defense ("DoD"), all of the above collectively the "Parties."

RECITALS:

        WHEREAS, the Cleared Corporation is duly organized and validly existing under the laws of the State of Delaware, and has an authorized capital of 1,500 shares, all of which are common voting shares, par value $0.01 per share, and of which 100 such shares are issued and outstanding (the "Shares"); and

        WHEREAS, CTI owns more than a majority of the Shareholder; and

        WHEREAS, the Shareholder owns all the Shares of the Cleared Corporation; and

        WHEREAS, the Cleared Corporation's business consists of the development, marketing, and distribution of defense and defense-related items for various User Agencies1 of the United States Government, including, without limitation, the DoD; and

The Office of Secretary of Defense (OSD), (including all boards, councils, staffs, and commands), DoD agencies, and the Departments of Army, Navy, and Air Force (including all of their activities); the Departments of State, Commerce, Treasury, Transportation, Interior, Agriculture, Labor, and Justice; National Aeronautics and Space Administration (NASA); General Services Administration (GSA), Small Business Administration (SBA), National Science Foundation (NSF); Environmental Protection Agency (EPA); International Trade Commission (ITC), and United States Trade (UST).

        WHEREAS, the offices and facilities of the Cleared Corporation require facility security clearances2 issued under the National Industrial Security Program ("NISP") to conduct its business and the NISP requires that a corporation maintaining a facility security clearance be effectively insulated from foreign ownership, control or influence ("FOCI"); and

        WHEREAS, the Assistant Secretary of Defense for Command, Control, Communications and Intelligence ("C3I") has determined that the provisions of this Agreement are necessary to enable the United States to protect itself against the unauthorized disclosure of information relating to the National Security; and

        WHEREAS, the DoD has agreed to grant or continue the Cleared Corporation's facility security clearance from and after the effective date of this Agreement in consideration for inter alia, the Parties' execution and compliance with the provisions of this Agreement, the purpose of which is reasonably and effectively to exclude CTI and the Shareholder; and all entities that the aforementioned companies control, all of the above collectively the "Affiliates," from unauthorized access to classified3 and controlled unclassified4 information and influence over the Cleared Corporation's business or management; and

2
An administrative determination that a facility is eligible for access to classified information of a certain category.

3
"Classified information" is any information that has been determined pursuant to Executive Order 12356 or any predecessor order to require protection against unauthorized disclosure and is so designated. The classifications TOP SECRET, SECRET and CONFIDENTIAL are used to designate such information.

4
"Unclassified Information", the export of which is controlled by the International Traffic in Arms Regulation ("ITAR") and/or the Export Administration Regulations ("EAR"). The export of technical data which is inherently military in nature is controlled by the ITAR. The export of technical data which has both military and commercial uses is controlled by EAR.

        WHEREAS, the Defense Security Service ("DSS") has oversight responsibilities of the NISP on behalf of the DoD; and the NISP requires that a corporation maintaining such a facility clearance be effectively insulated from FOCI, this Agreement is entered into between the Parties in order to negate such FOCI, and to be submitted to the DSS for approval as required by applicable DoD regulation and policy; and

        WHEREAS, in order to comply fully with the NISP, the Parties have agreed that the voting control of the shares should be vested in citizens of the United States:

        NOW THEREFORE, in consideration of the premises and of the mutual undertakings of the Parties hereinafter set forth, a Proxy Agreement in respect of the shares is hereby created and established, subject to the following terms and conditions, to which all and every one of the Parties expressly assents and agrees:

ORGANIZATION

ARTICLE I—Establishment of Proxy Agreement

        1.01.  The establishment of this Agreement involves the selection of no less than three Proxy Holders with the qualifications set forth in Section 2.01. The Proxy shall be granted by the Shareholder to the Proxy Holders pursuant to Article XIII. DoD shall determine that all requirements of this Agreement have been satisfied including the necessary independence and separation of operation, lack of interdependence between the Affiliates on the one hand and the Cleared Corporation and/or its subsidiaries, and the financial self-reliance and business viability of the Cleared Corporation.

ARTICLE II—Appointment of Proxy Holders

        2.01.  Initial Proxy Holder nominees will be chosen by the Shareholder. The initial and successor Proxy Holders shall: be resident citizens of the United States; have had no prior contractual, financial, or employment relationships with the Affiliates, Shareholder or the Cleared Corporation; certify their willingness to accept their security responsibilities; and be eligible for the requisite personnel security clearance.5 The appointment of initial and successor Proxy Holders shall not become effective until approved by DSS.

5
Eligibility for the requisite personnel security clearance is an administrative determination that an individual is eligible for access to classified information of a certain category.

        2.02.  Except as authorized by Section 2.03 below, the Shareholder may not remove a Proxy Holder except for acts of gross negligence or willful misconduct while in office. The Shareholder may remove a Proxy Holder for such acts by an instrument signed by or on behalf of the Shareholder and filed with the Cleared Corporation at its principal office in Reston, Virginia. The Shareholder must notify DSS 20 days prior to filing such instrument, and notice must be given pursuant to Section 15.01 of this Agreement. However, if such removal would result in only one remaining Proxy Holder, then such an instrument of removal shall not be effective until a successor Proxy Holder who is qualified to serve hereunder has accepted appointment.

        2.03.  With the approval of DoD, the Shareholder may also remove a Proxy Holder for acts in violation of the Agreement, including the inability to protect the legitimate economic interest of the Shareholder pursuant to Section 6.05. The Shareholder must petition DoD for permission to remove a Proxy Holder for acts in violation of the Agreement. However, DoD has the right to determine, in its sole discretion, whether such petition should be granted.

        2.04.  Any Proxy Holder may at any time resign by submitting to the Cleared Corporation at its principal office in Reston, Virginia, a resignation in writing, with notice to the Shareholder and DSS pursuant to Section 15.01. Such resignation shall be effective on the date of resignation stated by the Proxy Holder. No formal acceptance of resignation by the Cleared Corporation is necessary to make the resignation effective. Upon resignation, a Proxy Holder's obligations and responsibilities under the Agreement are completed. However, if such resignation would result in only one remaining Proxy Holder, then the resignation shall not be effective until a successor Proxy Holder who is qualified to serve hereunder has accepted appointment.

        2.05.  Nomination and appointment of successor Proxy Holders shall be accomplished as follows:

          a.    In the event of the death, resignation, removal or inability to act of any Proxy Holder, the Cleared Corporation shall give prompt written notice to DSS and the Shareholder. The remaining Proxy Holders shall nominate a successor Proxy Holder and notify the Shareholder and DDS of the nominee. In the event that a nominee is vetoed by the Shareholder pursuant to Section 2.05(b) below, the remaining Proxy Holders shall diligently nominate an alternate successor Proxy Holder.

          b.    The Shareholder shall not have the right to nominate or suggest any person for the position of a successor Proxy Holder. The Shareholder shall have the right to veto without cause a nominee for the position of successor Proxy Holder. Absent a veto by the Shareholder of a nominee, and upon approval by DSS, the nominee may be appointed by the remaining Proxy Holders. The Shareholder shall notify the remaining Proxy Holders and DSS of acceptance or veto within 20 days of receipt of the nomination of a successor Proxy Holder. Failure by the Shareholder to notify the Proxy Holders within 20 days of notification of nomination shall be deemed to constitute acceptance.

          c.    If the Shareholder has vetoed three successive nominees proposed by the remaining Proxy Holders, the third nominee, upon approval by DSS, shall be accepted absent an appeal submitted by the Shareholder to DSS for reasonable cause.

          d.    Any nomination and appointment of a successor Proxy Holder shall be made by an instrument in writing signed by the remaining Proxy Holders. Counterparts of such instrument shall be delivered to the Cleared Corporation, DSS and the Shareholder as provided in Section 15.01.

        2.06.  Acceptance of appointment for all initial or successor Proxy Holders as provided above may only be accomplished by their agreement to be bound by the terms of this Agreement, as signified by their signature on the counterpart of this Agreement on file at the Cleared Corporation's principal office in Reston, Virginia, with copies to the other Proxy Holders, the Shareholder, and DSS. Upon acceptance of such appointment by the nominee and approval by DSS, the initial or successor Proxy Holder shall be vested with all the rights, powers, authority and immunities herein conferred upon the Proxy Holders by this Agreement.

        2.07.  On the death, resignation, removal or disability of a Proxy Holder, the remaining Proxy Holders may exercise all of the rights, powers and privileges of the Proxy Holders as set forth in this Agreement until a successor accepts appointment. If no Proxy Holders remain, the Chairman or Acting Chairman of the Board of Directors of the Cleared Corporation shall, upon written notice to DSS, be automatically vested with all rights, powers, authorities and immunities of the Proxy Holders for an interim period not to exceed 30 days, except that the Shareholder shall, under such circumstances, have the right to appoint two new Proxy Holders pursuant to Section 2.01. The two new Proxy Holders shall nominate the third Proxy Holder pursuant to Section 2.05.

ARTICLE III—Acknowledgment of Obligations

        3.01.  All Proxy Holders shall become Directors of the Cleared Corporation. Proxy Holders may appoint or remove other Directors in their sole discretion. The Board of Directors shall elect a Chairman, who may be one of the Proxy Holders.

        3.02.  The terms of compensation, including any and all benefits for the Proxy Holders, shall be negotiated between the Proxy Holders and Shareholder, paid by the Cleared Corporation, shall not be changed during the Proxy Holders' tenure as Proxy Holders, except upon mutual agreement between the Proxy Holders and the Shareholder with approval of DDS, and shall be provided to DSS.

        3.03.  Each Proxy Holder agrees that, in order to be qualified under the Agreement, he must have had no prior or existing contractual, financial or employment relationship with either the Cleared Corporation or the Affiliates prior to their appointment. Each Proxy Holder further agrees, in order to maintain his qualification as a Proxy Holder: (i) not to establish any relationships of any kind with the Shareholder, the Affiliates or the Cleared Corporation except as may be required or permitted by the Agreement; and (ii) to be processed for and remain eligible for a United States Government personnel security clearance and reside within the United States during the term of the Agreement as a Proxy Holder;

        3.04.  Each of the Proxy Holders, in recognition of his obligations under the Agreement, agrees:

          a.    that the Shares are being placed in a Proxy Agreement as a security measure designed to insulate the Cleared Corporation from any foreign control or influence that may arise from the Shareholder's ownership of the Shares;

          b.    that the United States Government is placing its reliance upon each Proxy Holder as United States citizen to exercise independently all prerogatives of ownership of the Cleared Corporation;

          c.    that one year from the effective date of the Agreement or at the annual meeting required under Section 9.01, the Proxy Holders shall assure that a report is submitted to DSS in accordance with Section 9.02;

          d.    that each Proxy Holder, upon acceptance of appointment, shall be briefed by a representative of DSS on his responsibilities under the NISP and the Agreement;

          e.    that one year from the effective date of the Agreement or at the annual meeting required under Section 9.01, the Proxy Holders shall meet with representatives of DSS in accordance with Section 9.01;

          f.      that each Proxy Holder, upon acceptance of appointment and annually thereafter, shall execute, for delivery to DSS, a certificate affirming his Agreement to be bound by, and accept his responsibilities under the Agreement;

          g.    not to accept direction from the Shareholder on any matter before the Proxy Holders or the Board of Directors of the Cleared Corporation and not to permit the Shareholder to exercise any control or influence over the business or management of the Cleared Corporation except as provided in the Agreement;

          h.    to ensure that the management appointed by the Proxy Holders fully understands his responsibility to exercise all prerogatives of management with complete independence from any foreign influence or control;

          i.      that each principal officer of the Cleared Corporation shall be furnished a policy statement on FOCI, stating that management has complete independence from the Shareholder, that they are barred from taking any action that would countermand the Agreement, and that any suspected violation of this Agreement shall be reported immediately to the Chairman of the GSC;

          j.      nothing in this Agreement is intended to prohibit the Shareholder, as the owner of the Cleared Corporation, from offering to the Proxy Holders advice or administrative services of the type customarily provided to subsidiary corporations, nor to prohibit the Proxy Holders and the Cleared Corporation from accepting such assistance, when the assistance is (i) not inconsistent with the Cleared Corporation's obligations under the National Industrial Security Program Operation Manual ("NISPOM"), and (ii) of benefit to the Cleared Corporation as determined by the Proxy Holders in their sole discretion. It shall be a condition of the Proxy Holders' acceptance of any administrative services pursuant to this subparagraph j that DSS shall have approved an amendment or addendum to this Agreement authorizing such acceptance;

          k.    to maintain records, journals and minutes of meetings and copies of all communications sent or received by them in the execution of their duties. Such data and copies of all information furnished to the Shareholder by the Cleared Corporation or the Proxy Holders shall be made available upon request for inspection by DSS at the office of the Proxy Holders or the office of the Cleared Corporation.

        3.05.  The Proxy Holders shall appoint an independent financial auditor to conduct an annual audit of the Cleared Corporation's books and records. The Proxy Holders shall advise DSS and the Shareholder of their action. Upon completion of the audit and review by the Proxy Holders, and subject to the removal of any information not releasable under the Agreement, the audit report shall be forwarded to the Shareholder.

        3.06.  The Cleared Corporation, the Shareholder, or a majority of the Proxy Holders then in office may from time to time request meetings with DSS Headquarters regarding the implementation of this Agreement. At such meetings, matters may be discussed including, but not limited to, the following: assistance related to the problems or impediments associated with the practical application of this Agreement, performance of the Proxy Holders, or other matters affecting this Agreement.

ARTICLE IV—Indemnification and Compensation of Proxy Holders

        4.01.  In voting the stock with respect to which they hold proxies, the Proxy Holders shall vote and act on all matters in accordance with their best judgment, but they assume no responsibility with respect to any action taken by them or taken in pursuance of their vote as cast; and no Proxy Holder shall incur any responsibility by reason of any error in law, mistake of judgment or any matter or thing done or suffered or omitted to be done under this Agreement, except for his or her own individual gross negligence or willful misconduct.

        4.02.  The Proxy Holders shall not be answerable for the default or misconduct of, or for actions taken in reliance on advice received from, any agent or attorney appointed by them in pursuance of this Agreement if such agent or attorney was selected with reasonable care.

        4.03.  The Cleared Corporation and the Shareholder jointly and severally shall indemnify and hold each Proxy Holder harmless from any and all claims arising from or in any way connected to his performance as a Proxy Holder or director of the Cleared Corporation under the Agreement to the fullest extent permitted by the bylaws of the Cleared Corporation or applicable law. The Cleared Corporation and the shareholder shall advance fees and costs as incurred in connection with the defense of any such claim. The Shareholder and/or the Cleared Corporation may purchase insurance to cover this indemnification.

        4.04.  The compensation, reasonable and necessary travel expenses and other expenses paid or incurred by the Proxy Holders in the administration of their Proxy Holder duties shall be borne and promptly paid by the Cleared Corporation upon submission to it of reasonably detailed documentation as appropriate. The Cleared Corporation hereby agrees to promptly pay such compensation, travel expenses and other expenses.

ARTICLE V—Restrictions Binding on Subsidiaries of the Cleared Corporation

        5.01.  The Parties hereto agree that the provisions of the Agreement shall apply to; and shall be made to be binding upon; all present and future subsidiaries of the Cleared Corporation. The Cleared Corporation hereby agrees to undertake any and all measures, and provide such authorizations, as may be necessary to effectuate this requirement. The sale of, or termination of the Cleared Corporation's control over any such subsidiary shall terminate the applicability to it of the Agreement.

        5.02.  If the Cleared Corporation proposes to form a subsidiary, or to acquire ownership or control of another company, it shall give notice of such proposed action to DSS and shall advise DSS again immediately upon consummation of such formation or acquisition.

OPERATIONS

ARTICLE VI—Actions by the Proxy Holders

        6.01.  The Proxy Holders shall adopt written standard operating procedures which shall be followed by the Proxy Holders in discharging their responsibilities under this Agreement. The operating procedures shall be maintained by the Proxy Holders for inspection by DSS. The Shareholder may review the operating procedures only with the advanced written approval of DoD. Shareholder appeals of any provision of the operating procedures shall be forwarded to DSS. DoD has the right to determine, in its sole discretion, whether such appeal should be favorably considered.

        6.02.  Proxy Holders shall hold regularly scheduled meetings. These meetings may be held at such time and at such place within the United States as shall be decided, from time to time, by a majority of the Proxy Holders. At least four meetings shall be held each year. Minutes of such meetings shall be prepared and retained by the Proxy Holders for inspection by DSS.

        6.03.  For the purpose of conducting the Cleared Corporation's business, a majority of the Proxy Holders present at an official meeting, either in person or by written proxy, shall have the right to cast either in person or by written proxy one vote on each question. In lieu of a meeting, action may also be taken on the business of the Cleared Corporation by a writing signed by all the Proxy Holders. Each Proxy Holder agrees to attend, except for good cause shown, not less than 50% of all official meetings held in one year's time at which his attendance is formally requested pursuant to the Proxy Holders' procedures.

        6.04.  No proxy to vote the Shares may be given to, or voted by, any person other than one of the Proxy Holders.

        6.05.  Subject at all times to the responsibility to ensure compliance by the Cleared Corporation with NISP requirements and the Agreement, the Proxy Holders shall act in good faith as reasonably prudent persons to protect the legitimate economic interests of the Shareholder in the Cleared Corporation as an ongoing business concern.

        6.06.  The Government Security Committee (see Section 8.01 below) shall establish written policies and procedures and maintain oversight to provide reasonable assurance to itself and DSS that electronic communications between the Cleared Corporation and its subsidiaries and the Affiliates do not disclose classified or export controlled information without proper authorization. (Note: as used in this Agreement, the term "electronic communications" means the transfer of information via, including but not limited to, telephone conversations, facsimiles, teleconferences, video conferences or electronic mail.) Policies and procedures will also provide reasonable assurance that electronic communications are not used by the Parent(s) and/or any of its Affiliates to exert influence or control over the Cleared Corporation's business or management in a manner which could adversely affect the performance of classified contracts.

ARTICLE VII—Voting Discretion

        7.01.  Except as otherwise provided in this Agreement, the Proxy Holders shall possess and shall be entitled to exercise in their sole and absolute discretion, with respect to any and all of the Shares at any time covered by the Agreement, the right to vote the same or to consent to any and every act of

6

the Cleared Corporation in the same manner and to the same extent as if they were the absolute owners of such Shares in their own right. All decisions and actions by the Proxy Holders pursuant to this Agreement shall be based on their independent judgment. All decisions and actions by the Proxy Holders shall be free of any control or influence from the Shareholder in any manner whatsoever except as specifically permitted in the Agreement. Communication of any nature and by any means from the Shareholder deemed by the Proxy Holders to be an attempt to assert any influence or control precluded by the Agreement, shall be reported immediately by the Proxy Holders to DSS.

        7.02.  In addition to the general authorities conferred by Section 7.01 above, the Proxy Holders are specifically authorized in the exercise of their sole and absolute discretion with respect to any and all of the Shares to vote for or consent to:

          a.    the election of directors of the Cleared Corporation;

          b.    any increase, reduction or reclassification of the capital stock of the Cleared Corporation;

          c.    any changes or amendments to the Articles of Incorporation or Bylaws of the Cleared Corporation6 involving matters other than those necessary pursuant to Section 7.04 below;

The Bylaws and Articles of Incorporation of the Cleared Corporation shall be reviewed by DDS at the time of establishment of this Agreement and at least annually thereafter.

          d.    the sale or disposal of the property, assets or business of the Cleared Corporation other than that prohibited in Section 7.03 below;

          e.    the pledging, mortgaging or encumbering of any assets of the Cleared Corporation, except as described in Section 7.03 below, which any Shareholder might lawfully exercise.

          f.      any action with respect to the foregoing, or any other matter affecting the Cleared Corporation and not specifically described in Section 7.03 which any Shareholder might lawfully exercise.

        7.03.  The Proxy Holders are not authorized to take any of the following actions without the express written approval of the Shareholder:

          a.    the sale or disposal, in any manner, of capital assets or business of the Cleared Corporation where an individual sale or disposition exceeds 25% of the assets of the Cleared Corporation or where sales or dispositions in the aggregate exceeds 45% of the assets of the Cleared Corporation;

          b.    the pledging, mortgaging or encumbering of the assets of the Cleared Corporation for purposes other than obtaining working capital or funds for capital improvements;

          c.    any merger, consolidation, reorganization or dissolution of the Cleared Corporation; or

          d.    the filing or making of any petition under the federal bankruptcy laws or any similar law or statute of any state or any foreign country.

        7.04.  The Proxy Holders agree that they shall, upon written request by the Shareholder, take such action or actions as are necessary to recommend, authorize or approve the actions specified in Section 7.03. The Proxy Holders shall consult with the Shareholder concerning such action so that the Shareholder may have sufficient information to ensure that all such actions will be taken in accordance with applicable United States laws and regulations. Any action of the Proxy Holders with respect to the matters specified in Section 7.03 which is taken without the approval of the Shareholder shall be void and shall have no effect.

        7.05.  Anything in this Agreement to the contrary notwithstanding, the Proxy Holders may, upon the petition of the Shareholder, authorize the sale of all or substantially all of the assets of the Cleared

Corporation or any division thereof to a person(s) who is (are) a citizen(s) of the United States or a non-foreign owned or controlled entity.

ARTICLE VIII—Government Security Committee (GSC)

        8.01.  There shall be established a permanent committee of the Cleared Corporation's Board of Directors, to be known as the Government Security Committee ("GSC"), consisting of all Proxy Holders Directors and those officers of the Cleared Corporation who are also directors and who hold personnel security clearances at the level of the Cleared Corporation's facility security clearance. The members of the GSC shall exercise all reasonable efforts to ensure that the Cleared Corporation maintains policies and procedures to safeguard classified information in the possession of the Cleared Corporation and to ensure that the Cleared Corporation complies with the Agreement, the ITAR, EAR, and the DoD Industrial Security Manual.

        8.02.  The GSC shall designate one of the Proxy Holder members to serve as Chairman of the GSC.

        8.03.  The Chairman of the GSC shall designate a member of the GSC to be Secretary of the GSC. The Secretary's responsibility shall include ensuring that all records, journals, and minutes of GSC meetings and other documents sent to or received by the GSC are prepared and retained for inspection by DSS.

        8.04.  A Facility Security Officer ("FSO") shall be appointed by the Cleared Corporation and shall be the principal advisor to the GSC concerning the safeguarding of classified information. The FSO's responsibility includes the operational oversight of the Cleared Corporation's compliance with the requirements of the NISP.

        8.05.  The members of the GSC shall exercise all reasonable efforts to ensure that the Cleared Corporation develops and implements a Technology Control Plan ("TCP"), which shall be subject to inspection by DSS. The GSC shall have authority to establish the policy for the Cleared Corporation's TCP. The TCP shall prescribe measures to prevent unauthorized disclosure or export of controlled unclassified information consistent with applicable United States laws and regulations.

        8.06.  A Technology Control Officer ("TCO") shall be appointed by the Cleared Corporation and shall be the principal advisor to the GSC concerning the protection of controlled unclassified information and other proprietary technology and data subject to regulatory or contractual control by the U. S. Government. The TCO's responsibilities shall include the establishment and administration of all intracompany procedures, including employee training programs to prevent the unauthorized disclosure or export of controlled unclassified information and to ensure that the Cleared Corporation otherwise complies with the requirements of the ITAR and EAR.

        8.07.  Discussions of classified and controlled unclassified information by the GSC shall be held in closed sessions and accurate minutes of such meetings shall be kept and shall be made available only to such authorized individuals as are so designated by the GSC.

        8.08.  Upon taking office, the GSC members, the FSO and the TCO shall be briefed by a DSS representative on their responsibilities under the NISP and the Agreement.

        8.09.  Each member of the GSC shall exercise all reasonable efforts to ensure that all provisions of the Agreement are carried out; that the Cleared Corporation's directors, officers, and employees comply with the provisions of the Agreement; and that DSS is advised of any known violation of, or known attempt to violate, any provision of the Agreement, appropriate contract provisions regarding security, United States Government export control laws and regulations, and the NISPOM.

        8.10.  Each member of the GSC shall execute, for delivery to DSS upon accepting his appointment and thereafter at each annual meeting of the Cleared Corporation with DSS as established by this

Agreement, a certificate acknowledging the protective security measures taken by the Cleared Corporation to implement this Agreement; and further acknowledging his agreement to be bound by and acceptance of his responsibilities under this Agreement and acknowledging that the United States Government ("USG") has placed its reliance on him as United States ("US") citizen and as the holder of a personnel security clearance to exercise all reasonable efforts to ensure those matters set forth herein.

ARTICLE IX—Annual Review and Certification

        9.01.  Representative(s) of DSS, the Proxy Holders, other members of GSC, the FSO, the Cleared Corporation's Chief Executive Officer ("CEO"), the Cleared Corporation's Chief Financial Officer ("CFO") and the Shareholder shall meet annually to review the purpose and effectiveness of this Agreement and to establish a common understanding of the operating requirements and how they will be implemented. These meetings shall include a discussion of the following:

          a.    whether this Agreement is working in a satisfactory manner;

          b.    compliance or acts of noncompliance with the Agreement, NISPOM, or other applicable laws and regulations;

          c.    necessary guidance or assistance regarding problems or impediments associated with the practical application or utility of the Agreement; and

          d.    whether security controls, practices or procedures warrant adjustment.

        9.02.  The CEO and the Chairman of the GSC shall jointly submit to DSS one year from the effective date of the Agreement or at the annual meeting provided for in Section 9.01., an implementation and compliance report. Such reports shall include the following information:

          a.    a detailed description of the manner in which the Cleared Corporation is carrying out its obligation under the Agreement;

          b.    changes to security procedures, implemented or proposed, and the reasons for those changes;

          c.    a detailed description of any acts of noncompliance, whether inadvertent or intentional, with a discussion of what steps were taken to prevent such acts from occurring in the future;

          d.    any changes or impending changes, to any of the Cleared Corporation's management including reasons for such changes;

          e.    a statement, as appropriate, that a review of the records concerning all visits and communications between representatives of the Cleared Corporation and the Affiliates have been accomplished and the records are in order;

          f.      a detailed chronological summary of all transfers of classified and/or controlled unclassified information, if any, from the Cleared Corporation to the Affiliates, complete with an explanation of the USG authorization relied upon to effect such transfers. Copies of approved export licenses covering the reporting period shall be appended to the report; and

          g.    a list of current classified contracts of which the Cleared Corporation (to include its cleared divisions and cleared subsidiaries) is a party, including the percentage of income derived from each classified contract; and,

          h.    any other issues that could have a bearing on the effectiveness or implementation of this Agreement.

ARTICLE X—Duty to Report Violations of the Agreement

        10.01.The Parties to the Agreement, agree to report promptly to DSS all instances in which the term and obligations of the Agreement may have been violated.

CONTACTS AND VISITS

ARTICLE XI—Regulated Meetings, Visits and Communications

        11.01.  The Parties to the Agreement hereby agree to abide by the following procedures regarding meetings, visits, and communications between the Cleared Corporation and it's subsidiaries and divisions and the Affiliates.

          a.    The Proxy Holders shall schedule a meeting once each year with the Shareholder. Meetings with the Shareholder may be held more frequently than once each year if a majority of the Proxy Holders agree. Representatives of the Cleared Corporation may attend these meetings if requested by the Proxy Holders. Classified and controlled unclassified information shall not be disclosed to the Shareholder except as specifically authorized by applicable law or regulation. Suggestions or requests of the Shareholder representatives present at these meetings shall not be binding on the Proxy Holders or the Cleared Corporation. Minutes of meetings in which Shareholder representatives are in attendance shall be prepared and retained by the GSC for inspection by DSS.

          b.    All proposed non-routine visits to the Cleared Corporation and its subsidiaries by any person who represents the Affiliates (including all of the directors, officers, employees, representatives, and agents of each) and all proposed non-routine visits to the Affiliates by any person who represents the Cleared Corporation or its subsidiaries (including all directors, officers, employees, representatives, and agents of each) as well as visits between such persons at other locations, must be approved in advance by the Proxy Holder designated to act on such requests. All requests for such approval shall be submitted in writing to the Cleared Corporation's FSO for routing to the designated Proxy Holder. Although strictly social contacts at other locations between the Cleared Corporation's personnel and any individual representing the Affiliates are not prohibited, written reports of such visits must be submitted after the fact to the FSO for filing with, and review by, the designated Proxy Holder.

          c.    A written request for approval of a visit must be submitted to the FSO not less than seven (7) calendar days prior to the date of the proposed visit. If any unforeseen exigency precludes compliance with this requirement, such request may be communicated via telephone or other electronic means to the FSO and promptly confirmed in writing. The exact purpose and justification for the visit must be set forth in detail sufficient to make a reasonable and prudent evaluation of the proposed visit. Each proposed visit must be individually justified and a separate approval request must be submitted for each. Representatives of DoD shall have the right to be present and to monitor all visits described in Section 11.01(b) above, no matter where they occur.

          d.    Upon receipt of a written request for approval of a visit, the FSO will promptly relay the information to the designated Proxy Holder, who, as soon as possible after being so advised, will indicate approval or disapproval of the request telephonically or by other expeditious means to the visiting parties. Such approval or disapproval will be promptly confirmed in writing. The GSC shall review periodically the records of any proposed and consummated visits that have occurred since the last review to ensure proper adherence to approved procedures and to verify that sufficient and proper justification was furnished.

          e.    Consistent with the security reliance the USG has placed on the Cleared Corporation and the individual Proxy Holders under this Agreement, certain routine visits inherent to an independent and viable business operation ("Routine Business Visits") shall require advance approval only from the FSO or his or her designee.

          f.      Visits regarded to be Routine Business Visits, and therefore, requiring advance approval only from the FSO or his or her designee, are, in general, those which are made in connection with regular day-to-day business operation that pertain strictly to the purely commercial aspects of the Cleared Corporation's business and do not involve the transfer or receipt of classified information or export-controlled technical data. Unless notice to the contrary is given to the FSO by the Proxy Holders, the following visits by employees below the management level shall be assumed to be Routine Business Visits:

            i.      Solicitation, quotation, procurement, or other utilization of the products and services of the parties referenced herein as commercial suppliers (including the supply of such products or services to the USG) to the same extent as other commercial suppliers would be dealt with.

            ii.    Fiscal, fiduciary, and financial matters necessitated by compliance with the requirements of federal, state, and local authorities. Reports of visits in this category will state a rationale as to why the visit is required.

            iii.    Marketing and technical activities involving the export of products where the parties are required to comply with the existing procedures of the U.S. Departments of Defense, Commerce, State, Treasury, and other government agencies. Visits in the category will clearly identify the products, devices, components, or technical activity involved. The identification numbers of Department of State and/or Department of Commerce export licenses will be cited where applicable.

        11.02.  Visits and other communications between the Cleared Corporation and its subsidiaries and the Affiliates on such commercial matters as proposed contracts, subcontracts, joint ventures, partnerships, and teaming arrangements shall be approved in advance by a majority of the Proxy Holders.

        11.03.  Nothing in this Agreement shall be construed to prevent the Cleared Corporation from supplying to the Shareholder financial data relating to the financial condition and financial operations of the Cleared Corporation. The Cleared Corporation shall also respond in writing through the Proxy Holders to written questions that the Shareholder may have concerning information contained in such reports. The Proxy Holders and the Shareholder shall engage in discussions to determine the format of such reporting. The format must be acceptable to DSS.

        11.04.  The Proxy Holders shall provide the Shareholder with regular quarterly reports of the financial condition and operations of the Cleared Corporation in a form acceptable to DSS and shall make available appropriate financial personnel to provide any necessary assistance to aid the Shareholder's personnel to understand the financial presentation and applicable accounting principles.

        11.05.  A chronological file of all documentation associated with meetings, visitations and communications, together with appropriate approvals or disapprovals and reports, required pursuant to this Article XI, shall be maintained by the FSO for inspection by DSS.

ARTICLE XII—DoD Remedies

        12.01.  DoD reserves the right to impose any security safeguard not expressly contained in the Agreement that it believes is necessary to ensure that unauthorized access by the Affiliates to classified and controlled unclassified information is effectively precluded.

        12.02.  Nothing contained in the Agreement shall limit or affect the authority of the head of the USG agency7 to deny or revoke the Cleared Corporation's access to classified and controlled unclassified information under its jurisdiction if it is determined by the User Agency that the national security so requires.

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The term "agency" has the meaning provided at 5 United States Code ' 552(f).

        12.03.  The Parties hereby assent and agree that the USG has the right, obligation and authority to require any or all of the following remedies in the event of a material breach of the Agreement:

          a.    The novation of the Cleared Corporation's classified contracts to a company not under FOCI. The costs of the novation to a qualified successor-in-interest will be borne by the Cleared Corporation;

          b.    The termination of the Cleared Corporation's classified contracts and the denial of new classified contracts for the Cleared Corporation;

          c.    The revocation of the Cleared Corporation's facility security clearance; and

          d.    The suspension and/or debarment of the Cleared Corporation from participation in all Federal Government contracts, in accordance with the provisions of the Federal Acquisition Regulations.

        12.04.  Nothing in the Agreement limits the right of the USG to pursue criminal sanctions against the Cleared Corporation, the Shareholder, any Affiliates, or any director, officer, employee, representative, or agent of any of these companies, for violations of the criminal laws of the United States in connection with their performance of any of the obligations imposed by this Agreement, including but not limited to any violations of the False Statements Act 18.U. S. C. 287, or of federal criminal statutes pertaining to the unauthorized disclosure of classified information.

ADMINISTRATION

ARTICLE XIII—Grant of Proxy, Restrictive Legend and Sale of Stock

        13.01.  The Shareholder hereby appoints the Proxy Holders as its proxies, to have all rights, powers and authority to exercise all voting rights with respect to the Shares, subject to the terms and conditions set forth in the Agreement.

        13.02.  It is the essence of the Agreement that none of the rights, powers and authority which the agreement confers on the Proxy Holders may be terminated at any time or in any manner other than as provided in the Agreement.

        13.03.  Concurrently with the execution and delivery of the Agreement, the Shareholder shall annotate all certificates representing the Shares with the legend set out below to reflect that the Shares are subject to a proxy which is terminable only at such time or times, and in such manners, as are provided in the Agreement.

    The shares represented by this certificate are subject to a Proxy Agreement dated                        , under which the owner of these Shares has granted to the Proxy Holders named therein, and to their successors, those voting rights with respect to the shares represented hereby that are set forth in said agreement, which rights are terminable only at such time or times, and in such manner as are provided in said agreement. The purpose of said agreement is to meet the requirements of the Department of Defense so that the facility security clearances of the Cleared Corporation will be continued.

        13.04.  All certificates representing the Shares shall be deposited with the Proxy Holders at their office in trust for the Shareholder and available for inspection by DSS and the Shareholder. Receipts for such certificates shall be provided to the Shareholder.

        13.05.  If additional Shares of the Cleared Corporation are issued to the Shareholder, it shall be a condition of such issuance that the Shareholder execute a supplemental Proxy Agreement, containing the same terms and conditions set forth in the Agreement, appointing the Proxy Holders as its proxies to exercise all voting rights with respect to such shares; and the certificates for such shares shall be annotated in the same manner as provided in Section 13.03 above.

        13.06.  Nothing in the Agreement shall restrict the right of the Shareholder or any successor owner of the Shares from selling, transferring, pledging or otherwise encumbering, all or a portion thereof, subject to the terms and conditions of the Agreement, as appropriate, and the aforementioned restrictive legend shall not purport nor be construed to limit any owner's ability to effect any such sale, transfer or encumbrance. However, DSS shall be advised in writing of any proposed sale of the Shares or assets of the Cleared Corporation prior to the execution of any sales agreement. Conversely, the Proxy Holders shall not have the power to sell or otherwise transfer or pledge or otherwise encumber the Shares.

ARTICLE XIV—Dividends

        14.01.  During the term of the Agreement, the Shareholder, or any successor Shareholder, shall be entitled from time to time to receive from the Proxy Holders payments equal to cash dividends, if any, collected by or for the account of the Proxy Holders upon the Shares.

        14.02.  In the event the Proxy Holders receive any shares as a dividend upon the Shares, the Proxy Holders shall accept such shares.

ARTICLE XV—Notices

        15.01.  All notices required or permitted to be given to the Parties to the Agreement shall be given by mailing the same in a sealed postage paid envelope, via registered or certified mail, or sending the same by courier or facsimile, to the addresses shown below, or to such other addresses as the Parties may designate from time to time pursuant to this section:

For the Cleared Corporation:	Comverse Infosys Technology, Inc. 14900 Conference Center Drive, Suite # 100 Chantilly, VA 20151 Attn: David Worthley, President & CEO
For the Shareholder:	Comverse Infosys Inc. 234 Crossways Park Drive Woodbury, NY 11797 Attn: Dan Bodner, President & CEO
For the Proxy Holders:	c/o Jill Inbar, Esq. Shea & Gardner 1800 Massachusetts Ave, N.W. Washington, D.C. 20036
For CTI:	Comverse Technology, Inc. 170 Crossways Park Drive Woodbury, NY 11797 Attn: David Kreinberg
For DSS:	Defense Security Service 1340 Braddock Place Alexandria, VA 22314-1651 Attn: Otelia Rice, FOCI Branch Chief

ARTICLE XVI—Inconsistencies with Other Documents

        16.01.  In the event that any resolution, regulation or bylaw of any of the Parties to the Agreement is found to be inconsistent with any provisions hereof, the terms of the Agreement shall control.

ARTICLE XVII—Governing Law; Construction

        17.01.  The Agreement shall be construed so as to comply with all applicable United States laws, regulations, and Executive Orders except that, to the extent not inconsistent with the right of the United States hereunder, the laws of the State of Delaware shall apply to questions concerning the rights, powers, and duties of the Cleared Corporation, the Shareholder, and CTI under, or by virtue of, the Agreement.

        17.02.  In all instances consistent with the context, nouns and pronouns of any gender shall be construed to include the other gender.

TERMINATION

ARTICLE XVIII—Termination, Amendment and Interpretations of the Agreement.

        18.01.  The Agreement may only be terminated by DSS as follows:

          a.    in the event of a sale of the business or all of the Shares of the Cleared Corporation to a company or person not under FOCI;

          b.    when the existence of the Agreement is no longer necessary to maintain a facility security clearance for the Cleared Corporation.

          c.    when the continuation of a facility security clearance for the Cleared Corporation is no longer necessary;

          d.    when there has been a breach of the Agreement that requires it to be terminated; or when DoD otherwise determines that termination is in the national interest;

          e.    when the Shareholder and the Cleared Corporation for any reason and at any time, petition DSS to terminate this Agreement; however, DSS has the right to receive full disclosure of the reason or reasons therefor, and has the right to determine, in its sole discretion, whether such petition should be granted.

        18.02.  If DoD determines that this Agreement should be terminated for any reason, DSS shall provide the Cleared Corporation and the Shareholder with thirty (30) days written advance notice of its intent and the reasons therefor.

        18.03.  DoD may only refuse to terminate this Agreement when continuance is necessary in the interest of the national security of the United States.

        18.04.  The Agreement may be amended by an agreement in writing executed by all parties.

        18.05.  The Proxy Holders are authorized to consult with the Shareholder concerning any proposed amendments to, or termination of this Agreement. Documentation concerning such consultations shall be prepared and retained by the Proxy Holders for inspection by DSS.

        18.06.  The Parties to the Agreement agree that any questions concerning interpretations of the Agreement, or whether a proposed activity is permitted under the Agreement, shall be referred to DoD for resolution.

        18.07.  This Agreement may also be terminated at any time by the Cleared Corporation or Shareholder by delivering written notice of termination to DSS and the other parties hereto (i) if its continued existence is no longer necessary to maintain the Cleared Corporation's facility security clearance; or (ii) if the continuation of the facility security clearance of the Cleared Corporation is no longer necessary for the conduct of the Cleared Corporation's business, provided thirty (30) days written notice is given to DSS and DSS approves.

        18.08.  Unless extended in accordance with the law applicable hereto, this Agreement shall terminate without action of or notice by the Proxy Holders, the Cleared Corporation, or Shareholder ten (10) years from the date hereof.

ARTICLE XIX—Actions Upon Termination of the Agreement

        19.01.  Upon termination of the Agreement in any manner as above provided, the restrictive legend affixed to the certificates representing the Shares will be removed.

        19.02.  The DSS shall furnish the Cleared Corporation and the Shareholder with written notice of the termination of this Agreement.

        19.03.  Upon termination of the Agreement, all further obligations or duties of the Proxy Holders under the Agreement shall cease.

ARTICLE XX—Place of Filing

        20.01.Upon execution and until the termination of the Agreement, one original counterpart shall be filed at the principal office of the Cleared Corporation, located in Reston, Virginia.

EXECUTION

ARTICLE XXI—Execution

        21.01.  The Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument. All Parties to this Agreement are entitled to retain an executed counterpart of this Agreement.

        IN WITNESS WHEREOF, the Parties hereto have duly executed the Agreement which shall not become effective until duly executed by the DoD.

[Witnessed] Signature of Witness/Date	By	/s/ DAVID WORTHLEY David Worthley President & Chief Executive Officer	Date	3/29/01
FOR COMVERSE INFOSYS TECHNOLOGY, INC.
[Witnessed] Signature of Witness/Date	By	/s/ DAN BODNER Dan Bodner President & Chief Executive Officer	Date	5/04/01
FOR COMVERSE INFOSYS INC.
[Witnessed] Signature of Witness/Date	/s/ GENERAL ROBERT T. MARSH (RET.) General Robert T. Marsh (ret.)		Date	3/30/01
PROXY HOLDER
[Witnessed] Signature of Witness/Date	/s/ GENERAL ROBERT W. BAZLEY (RET.) General Robert W. Bazley (ret.)		Date	3/29/01
PROXY HOLDER
[Witnessed] Signature of Witness/Date	/s/ JOHN J. WELCH, JR. John J. Welch, Jr.		Date	3/29/01
PROXY HOLDER
[Witnessed] Signature of Witness/Date	/s/ DAVID KREINBERG David Kreinberg		Date	5/3/01
FOR COMVERSE TECHNOLOGY, INC.
[Witnessed] Signature of Witness/Date	By	/s/ VALERIE L. HEIL Valerie L. Heil Deputy Director for Policy, Defense Security Service	Date	5/21/01
FOR THE DEPARTMENT OF DEFENSE
Effective Date 5/21/01 (Date of DSS signature)

PROXY HOLDER CERTIFICATE

        Pursuant to the provisions of the National Industrial Security Program Operating Manual and the proposed Proxy Agreement among Comverse Technology, Inc., Comverse Infosys Inc. and the proxy holders for the stock of Comverse Infosys Technology, Inc., under which I will be one of the proxy holders, the following assurances are provided:

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I am a United States citizen currently residing within the United States, capable of assuming full responsibility for voting the stock of Comverse Infosys Technology, Inc., and exercising the management prerogative relating thereto in such a way as to insure that Comverse Infosys Inc., and any of its parent companies will be effectively insulated from Comverse Infosys Technology, Inc., the cleared facility.

I agree to be processed for a personnel security clearance to the same level as the Comverse Infosys Technology, Inc., facility clearance. I understand that my personnel clearance must be maintained while serving as a proxy holder for Comverse Infosys Inc.

I am a completely disinterested individual with no prior involvement with either Comverse Infosys Technology, Inc. or any of its affiliates or the Comverse Infosys Inc. or any of its affiliates, other than any prior involvement as a Proxy Holder.

I fully understand the functions and the responsibilities of a proxy holder under the proposed proxy agreement and I am willing to accept those responsibilities.

Signed:	/s/ ROBERT T. MARSH
Dated:	3/30/01
Witness: [Witnessed]

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Table of Contents PROXY AGREEMENT WITH RESPECT TO CAPITAL STOCK OF COMVERSE INFOSYS TECHNOLOGY, INC.